Exhibit 99.1

Pono Capital Four, Inc.
Announces the Separate Trading of its Class A Ordinary Shares and Share Rights
Commencing May 5, 2026

George Town, Grand Cayman, Cayman Islands, May 01, 2026 (GLOBE NEWSWIRE) -- Pono Capital Four, Inc. (Nasdaq: PONO) (the “Company”) today announced that, commencing May 5, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and share rights included in the units. Each unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Shares”) and one right to receive one-fifth of one Class A ordinary share (each, a “Share Right”) at the closing of the Company’s initial business combination.

The Shares and Share Rights that are separated will trade on The Nasdaq Global Market under the symbols “PONO” and “PONOR,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “PONOU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Shares and Share Rights.

The offering of the units was made only by means of a prospectus, copies of which may be obtained from D. Boral Capital, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by email at dbccapitalmarkets@dboralcapital.com. A registration statement on Form S-1 (333- 293120) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on March 12, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pono Capital Four, Inc.

Pono Capital Four, Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. While the Company may pursue a business combination in any sector, the Company will primarily focus on target businesses in the disruptive technology sector. The Company’s management team is led by Dustin Shindo, its Chief Executive Officer and Chairman of the Board of Directors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Pono Capital Four, Inc., including those set forth in the Risk Factors section of Pono Capital Four, Inc.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Pono Capital Four, Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Dustin Shindo

Chief Executive Officer

dustin@mehana.com